Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-222275) on Form S-4 of HighPoint Resources of our report dated March 14, 2018, with respect to the balance sheets of Fifth Creek Energy Operating Company, LLC as of December 31, 2017, 2016, and 2015, and the related statements of operations, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “financial statements”), which report appears in the Form 8‑KA of HighPoint Resources dated May 10, 2018.

/s/KPMG LLP

Denver, Colorado
May 10, 2018